Exhibit 10.11

Marin Software Incorporated Executive Bonus Plan

The purpose of the Marin Executive Bonus Plan (the “plan”) is to incentivize certain executives of Marin Software Incorporated (the “Company”) to achieve key company objectives over an established period of time.

Certain employees of the Company (“participants”) designated by the Compensation Committee of the Board of Directors (“the committee”), including the Company’s named executive officers, are eligible to receive cash awards following the end of a calendar year, based upon the attainment of performance objectives for that year, the performance objectives of which consist of corporate objectives established by the Committee for the calendar year in question. Unless determined otherwise by the Committee, bonus amounts are generally targeted as a percentage of the participant’s annual base salary as in effect at the commencement of the calendar year to which the bonus relates.

Corporate objectives for each participant and their bonus for a fiscal year will be determined by the committee in consultation with the Chief Executive Officer. The weighting of the target bonus for a fiscal year among bonus objectives will be set by the Committee. In order to be eligible to receive a bonus, the participant must be employed and in good standing by the Company at the time the bonus is paid, unless otherwise approved by the committee. Eligible employees who are hired by the Company during a fiscal year will have their bonus amounts pro rated to reflect the number of months they worked at the Company during the year. The amount of any bonus may be adjusted based on the level of achievement of targets, with the Company retaining the discretion to further adjust bonus amounts. Participants on a leave of absence, extend vacation or sabbatical longer than one month will be considered by the committee for a pro-rated bonus, calculated on the percentage of the year worked, while taking into account corporate and individual objectives while actively employed.

Other Provisions

Participation in this plan is not an agreement (express or implied) between the participant and the Company that the participant will be employed for any specific period of time, employment remains at-will. The participant and the Company each may terminate the employment relationship at any time and for any or no reason.

The Committee administers the plan in accordance with the plan’s provisions. The committee will have all powers and discretion necessary or appropriate to administer the plan and to control its operation, including, but not limited to, the power to (i) determine which employees will be eligible, (ii) prescribe the terms and conditions of awards, (iii) interpret the plan and the awards, (iv) adopt such procedures as are necessary or appropriate to permit participation in the Plan by employees who may be employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules. Any determination of performance, payment or other matter under this plan by the Committee is final and binding. All bonus payments are subject to applicable withholding taxes.

Bonus payments, if any, under the plan represent unfunded and unsecured obligations of the Company. No payments hereunder are intended to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “code”), and will be interpreted accordingly. Bonus payments are intended to constitute short-term deferral payments under Section 409A of the code.

This summary highlights the principle features of the Marin Executive Bonus Plan, but does not describe every situation that can occur. The Compensation Committee and the Board of Directors retain the right to interpret, revise, modify or delete the plan at its sole discretion at any time.